Frascona Joiner Goodman and Greenstein, P.C.

4750 Table Mesa Drive

Boulder, Colorado 80305

Ph: 303 494 3000

Fx: 303 494 6309

September 14, 2007

Elaine Wolff, Legal Branch Chief

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street N.E., Mail Stop 4561

Washington, D.C.  20549

Re:

China Multimedia, Inc.

Amendment No. 2 to Form 10-SB

Filed on August 6, 2007

File No. 0-52388

Dear Ms Wolff:

On behalf of China MultiMedia, Inc., a Nevada corporation (the “Company”), enclosed please find our responses to your comment letter August 22, 2007:

Form 10-QSB/A for the quarter ended December 31, 2006

Certifications, Exhibits 31.1 and 31.2

1.

Considering that outdated certifications generally require a full amendment, please amend your December 2006 and March 2007 Forms 10-QSB accordingly.

China MultiMedia, Inc. has today filed a full amendment to its Form 10-QSB/A for the quarter ended December 31, 2006, and to its Form 10-QSB/A for the quarter ended March 31, 2007.

Sincerely yours,

Frascona, Joiner, Goodman and Greenstein, P.C.

By: /s/ Gary S. Joiner

gary@frascona.com

GSJ:gc